EXHIBIT 1

                                                          FOR IMMEDIATE RELEASE

                CARL ICAHN ISSUES OPEN LETTER TO SHAREHOLDERS OF
                              OSHKOSH CORPORATION

New York, New York, January 11, 2012
Contact: Susan Gordon (212) 702-4309

Carl Icahn today issued the following open letter to shareholders of Oshkosh
Corporation:

                                 Carl C. Icahn

                                                         January 11, 2012
Dear Fellow Oshkosh Shareholders:

     On January 9, 2012 Oshkosh put out an investor presentation indicating that I have a "mixed" track record of delivering value to shareholders. In my opinion, this presentation is a complete misstatement of the facts and a transparent attempt to divert attention away from the real issues in this proxy contest.

     I believe my investment track record speaks for itself and have never thought it needed to be defended in a public proxy contest. However, since Oshkosh chose to bring up my record, I will make the following brief comments.

     Oshkosh conjured up a list of subject companies that they purported measured my track record. Much of the information they present is not only inaccurate but they fail to include on their list many of my most successful investments, such as ImClone, Biogen, Genzyme, Motorola Mobility, Kerr-McGee, BEA Systems, Medimmune, Fairmont Hotels and Chesapeake Energy, to name only a few.

     Over the last five years, my investment funds have achieved a gross return of nearly 50%, compared to a negative 1.2% return in that period for the S&P
500. Meanwhile, over the last five years, the Oshkosh board has overseen a decline in the Oshkosh share price of more than 55% and a loss of over $4.3 billion of total enterprise value, despite landing a lucrative M-ATV contract, which is now at the end of its production cycle. In addition, in 2011, my investment funds were up 35%, or approximately $1.9 billion, which is nearly the entire market capitalization of Oshkosh, while the Oshkosh share price declined nearly 40% and performed worse than all 16 companies they mention in their presentation as their peers. But perhaps more importantly, much of our investment record is due to the fact that we had a minority position on many of the boards of the companies in which we were invested. Examples of these, among others, are Biogen, Genzyme, Motorola, Yahoo, Mentor Graphics, Hain Celestial, and Take-Two. As minority representatives on these boards, we fought for and helped to expedite positive changes which enhanced value for all shareholders.

     I hope you, the Oshkosh shareholders, will give my nominees the opportunity to achieve the same results for Oshkosh that my various nominees and I have produced at the companies mentioned above.

Sincerely,

/s/ Carl Icahn

     IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR SHARES OR REQUIRE ANY ASSISTANCE IN EXECUTING YOUR PROXY, PLEASE CALL THE FIRM ASSISTING US IN THE
                            SOLICITATION OF PROXIES:

                             D.F. KING & CO., INC.
                  SHAREHOLDERS CALL TOLL-FREE:  (800) 659-5550
                BANKS AND BROKERS CALL COLLECT:  (212) 269-5550


ON DECEMBER 15, 2011, THE PARTICIPANTS (AS DEFINED BELOW) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, A.B. KRONGARD, VINCENT J. INTRIERI, SAMUEL MERKSAMER, JOSE MARIA ALAPONT, DANIEL A. NINIVAGGI AND MARC F. GUSTAFSON, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, AND BECKTON CORP. (COLLECTIVELY, THE "PARTICIPANTS") FROM THE SHAREHOLDERS OF OSHKOSH CORPORATION FOR USE AT ITS 2012 ANNUAL MEETING OF SHAREHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO SHAREHOLDERS OF OSHKOSH CORPORATION FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS:
SHAREHOLDERS  CALL  TOLLFREE:  (800) 6595550 AND BANKS AND BROKERAGE FIRMS CALL:
(212)  2695550.